News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
PublicStorage.com

For Release	Immediately
Date	February 21, 2023
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Fourth Quarter and Year Ended December 31, 2022
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the fourth quarter and year ended December 31, 2022.
“Public Storage’s industry-leading platform achieved record financial results in 2022,” said Joe Russell, President and Chief Executive Officer. “I want to thank the entire team for their focus and determination throughout the year. We enter 2023 in a position of strength, with our digital and operating model transformation enhancing the industry’s highest direct operating margins, strong-growth properties in our non-same store pool comprising more than 25% of the portfolio, and a balance sheet positioned to fund broad opportunity across acquisitions, development, and redevelopment. Our ability to drive unmatched levels of performance and profitability uniquely positions us for growth and value creation into the future.”
Highlights for the Three Months Ended December 31, 2022
•Reported net income allocable to common shareholders of $2.06 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.16 per diluted share, an increase of 17.5% relative to the same period in 2021. We sold our entire equity investment in PS Business Parks, Inc. (“PSB”) in July 2022 and since then no longer recognize any further equity in earnings of PSB. Core FFO per diluted share increased 22.4% excluding the contribution from our equity investment in PSB to Core FFO per diluted share.
•Increased Same Store (as defined below) direct net operating income by 15.0%, resulting from a 13.0% increase in Same Store revenues.
•Achieved 81.2% Same Store direct net operating income margin, an increase of 1.8% relative to the same period in 2021.
•Acquired 30 self-storage facilities with 1.6 million net rentable square feet for $228.6 million. Subsequent to December 31, 2022, we acquired or were under contract to acquire eight self-storage facilities with 0.5 million net rentable square feet, for $70.5 million.
•Opened three newly developed facilities and completed various expansion projects with 0.5 million net rentable square feet costing $101.2 million. At December 31, 2022, we had various facilities in development and expansion with 4.6 million net rentable square feet estimated to cost $979.6 million.
Highlights for the Year Ended December 31, 2022
•Reported net income allocable to common shareholders of $23.50 per diluted share.
•Reported Core FFO of $15.92 per diluted share, an increase of 23.1% from 2021. Core FFO per diluted share increased 26.1% excluding the contribution from our equity investment in PSB to Core FFO per diluted share.
•Increased Same Store direct net operating income by 17.1%, resulting from a 14.8% increase in Same Store revenues.
•Acquired 74 self-storage facilities with 4.7 million net rentable square feet for $730.5 million.

•Opened eight newly developed facilities and various expansion projects with 1.4 million net rentable square feet costing $227.2 million.
•Distributed a one-time dividend of $13.15 per common share, totaling $2.3 billion, in August 2022 in connection with the sale of our equity investment in PSB, upon completion of its merger transaction with affiliates of Blackstone Real Estate on July 20, 2022.
Operating Results for the Three Months Ended December 31, 2022
For the three months ended December 31, 2022, net income allocable to our common shareholders was $362.6 million or $2.06 per diluted common share, compared to $558.1 million or $3.17 per diluted common share in the same period in 2021, representing a decrease of $195.5 million or $1.11 per diluted common share. The decrease is due primarily to (i) a $177.2 million decrease in foreign currency exchange gains and losses primarily associated with our Euro denominated notes payable and (ii) a $143.9 million decrease in equity in earnings of unconsolidated real estate entities due to the sale of our equity investment in PSB, partially offset by (iii) a $137.7 million increase in self-storage net operating income.
The $137.7 million increase in self-storage net operating income in the three months ended December 31, 2022 as compared to the same period in 2021 is a result of an $87.2 million increase attributable to our Same Store Facilities and a $50.5 million increase attributable to our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities increased 13.0% or $94.4 million in the three months ended December 31, 2022 as compared to the same period in 2021, due primarily to higher realized annual rent per occupied square foot, partially offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 4.1% or $7.2 million in the three months ended December 31, 2022 as compared to the same period in 2021, due primarily to increased property tax expense, marketing expense, and other direct property costs, partially offset by a decrease in on-site property manager payroll expense. The increase in net operating income of $50.5 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and the fill-up of recently developed and expanded facilities.
Operating Results for the Year Ended December 31, 2022
For 2022, net income allocable to our common shareholders was $4,142.3 million or $23.50 per diluted common share, compared to $1,732.4 million or $9.87 per diluted common share in 2021, representing an increase of $2,409.9 million or $13.63 per diluted common share. The increase is due primarily to (i) a $2.1 billion gain on sale of our equity investment in PSB and (ii) a $614.3 million increase in self-storage net operating income, partially offset by (iii) a $174.7 million increase in depreciation and amortization expense, (iv) a $125.1 million decrease in equity in earnings of unconsolidated real estate entities due to sale of our equity investment in PSB, and (v) a $45.5 million increase in interest expense.
The $614.3 million increase in self-storage net operating income in 2022 as compared to 2021 is a result of a $370.1 million increase attributable to our Same Store Facilities and a $244.2 million increase attributable to our Non-Same Store Facilities. Revenues for the Same Store Facilities increased 14.8% or $409.9 million in 2022 as compared to 2021, due primarily to higher realized annual rent per occupied square foot, partially offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 5.7% or $39.9 million in 2022 as compared to 2021, due primarily to increased property tax expense, on-site property manager payroll expense, marketing expense, other direct property costs, and centralized management costs. The increase in net operating income of $244.2 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and the fill-up of recently developed and expanded facilities.
Funds from Operations
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended December 31, 2022, FFO was $3.38 per diluted common share as compared to $3.67 in the same period in 2021, representing a decrease of 7.9%.

For the year ended December 31, 2022, FFO was $16.46 per diluted common share, as compared to $13.36 in the same period in 2021, representing an increase of 23.2%.
We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of loss contingency accruals and casualties, unrealized gain on private equity investments and our equity share of merger transaction costs, severance of a senior executive, lease termination income, and casualties from our equity investees. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.
The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	Percentage Change	2022	2021	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$362,622	$558,058	(35.0)%	$4,142,288	$1,732,444	139.1%
Eliminate items excluded from FFO:
Depreciation and amortization	224,438	204,131		881,569	709,349
Depreciation from unconsolidated real estate investments	9,837	19,244		54,822	73,729
Depreciation allocated to noncontrolling interests and restricted share unitholders	(1,781)	(1,002)		(6,622)	(4,415)
Gains on sale of real estate investments, including our equity share from investments	—	(134,116)		(54,403)	(165,272)
Gain on sale of equity investment in PS Business Parks, Inc.	—	—		(2,116,839)	—
FFO allocable to common shares	$595,116	$646,315	(7.9)%	$2,900,815	$2,345,835	23.7%
Eliminate the impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange (gain) loss	138,956	(38,203)		(98,314)	(111,787)
Preferred share redemption charge	—	14,615		—	31,604
Property losses and tenant claims due to casualties (a)	(1,301)	—		4,817	4,909
Other items	(760)	—		(338)	(543)
Core FFO allocable to common shares	$732,011	$622,727	17.5%	$2,806,980	$2,270,018	23.7%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$2.06	$3.17	(35.0)%	$23.50	$9.87	138.1%
Eliminate amounts per share excluded from FFO:
Depreciation and amortization	1.32	1.26		5.27	4.44
Gains on sale of real estate investments, including our equity share from investments	—	(0.76)		(0.31)	(0.95)
Gain on sale of equity investment in PS Business Parks, Inc.	—	—		(12.00)	—
FFO per share	$3.38	$3.67	(7.9)%	$16.46	$13.36	23.2%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange (gain) loss	0.79	(0.22)		(0.57)	(0.64)
Preferred share redemption charge	—	0.09		—	0.18
Property losses and tenant claims due to casualties (a)	(0.01)	—		0.03	0.03
Other items	—	—		—	—
Core FFO per share	$4.16	$3.54	17.5%	$15.92	$12.93	23.1%
Exclude the contribution from our equity investment in PS Business Parks, Inc. to Core FFO per share	—	(0.14)		(0.33)	(0.57)
Core FFO per share, excluding the impact of PS Business Parks, Inc.	$4.16	$3.40	22.4%	$15.59	$12.36	26.1%

Diluted weighted average common shares	176,144	176,079		176,280	175,568
(a)Property losses and tenant claims due to casualties were related to Hurricane Ian for the three months and year ended December 31, 2022, and Hurricane Ida for the same periods in 2021. The related charges were included in general and administrative expenses and ancillary cost of operations on the Selected Consolidated Income Statement Data.

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2020. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2020, 2021, and 2022 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results of these 2,276 facilities (149.1 million net rentable square feet) that represent approximately 73% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2022 (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	Percentage Change	2022	2021	Percentage Change

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$792,227	$702,973	12.7%	$3,074,192	$2,683,116	14.6%
Late charges and administrative fees	26,695	21,529	24.0%	101,015	82,147	23.0%
Total revenues	818,922	724,502	13.0%	3,175,207	2,765,263	14.8%

Direct cost of operations (a):
Property taxes	65,697	63,929	2.8%	279,388	267,961	4.3%
On-site property manager payroll	29,600	32,053	(7.7)%	119,139	114,426	4.1%
Repairs and maintenance	15,223	13,539	12.4%	58,468	52,703	10.9%
Utilities	9,943	9,335	6.5%	43,457	40,548	7.2%
Marketing	13,615	9,130	49.1%	45,906	39,682	15.7%
Other direct property costs	19,904	18,191	9.4%	80,991	73,646	10.0%
Total direct cost of operations	153,982	146,177	5.3%	627,349	588,966	6.5%
Direct net operating income (b)	664,940	578,325	15.0%	2,547,858	2,176,297	17.1%
Indirect cost of operations (a):
Supervisory payroll	(8,464)	(9,230)	(8.3)%	(35,017)	(37,058)	(5.5)%
Centralized management costs	(15,665)	(15,322)	2.2%	(61,922)	(55,350)	11.9%
Share-based compensation	(3,297)	(3,464)	(4.8)%	(14,203)	(17,255)	(17.7)%
Net operating income (c)	$637,514	$550,309	15.8%	$2,436,716	$2,066,634	17.9%

Gross margin (before indirect costs, depreciation and amortization expense)	81.2%	79.8%	1.8%	80.2%	78.7%	1.9%

Gross margin (before depreciation and amortization expense)	77.8%	76.0%	2.4%	76.7%	74.7%	2.7%

Weighted average for the period:
Square foot occupancy	93.4%	95.9%	(2.6)%	94.9%	96.3%	(1.5)%
Realized annual rental income per (d):
Occupied square foot	$22.74	$19.66	15.7%	$21.73	$18.67	16.4%
Available square foot	$21.25	$18.85	12.7%	$20.61	$17.99	14.6%
At December 31:
Square foot occupancy				92.4%	94.8%	(2.5)%
Annual contract rent per occupied square foot (e)				$23.02	$19.96	15.3%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See attached reconciliation of self-storage NOI to net income.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
Property Operations – Non-Same Store Facilities

In addition to the 2,276 Same Store Facilities, we have 593 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2020 or that we did not own as of January 1, 2020, including 368 facilities that were acquired, 62 newly developed facilities, 91 facilities that have been expanded or are targeted for expansion, and 72 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our December 31, 2022 Form 10-K.
Investing and Capital Activities
During the three months ended December 31, 2022, we closed the acquisition of 30 self-storage facilities (26 in Florida, and one each in Indiana, Kansas, Ohio, and Utah) with 1.6 million net rentable square feet for $228.6 million. These include the Neighborhood Storage portfolio in the Ocala, Florida market, consisting of 28 properties with 1.2 million net rentable square feet, with 26 properties closed in December 2022 for $179.8 million and two properties that are under construction and expected to close in early 2023.
During 2022, we closed the acquisition of 74 self-storage facilities (28 in Florida, ten in Oklahoma, seven in Texas, four in North Carolina, three in South Carolina, two each in Alabama, Arizona, Indiana, Maryland, Nevada, and Ohio, and one each in Colorado, Georgia, Iowa, Kansas, Minnesota, New Jersey, Oregon, Pennsylvania, Tennessee, and Utah) with 4.7 million net rentable square feet for $730.5 million.
Additionally, on July 8, 2022, we acquired from PSB the commercial interests in five properties at three sites jointly occupied with our self-storage facilities located in Maryland and Virginia, for $47.3 million.
Subsequent to December 31, 2022, we acquired or were under contract to acquire eight self-storage facilities across five states with 0.5 million net rentable square feet, for $70.5 million.
During 2021, we acquired a portfolio of 48 properties (4.1 million net rentable square feet) operated under the brand name of ezStorage for $1.8 billion. These facilities generated revenues of $100.8 million, NOI of $79.9 million (including Direct NOI of $82.7 million), and average square footage occupancy of 89.6% for 2022.
During 2021, we acquired a portfolio of 56 properties (7.5 million net rentable square feet) operated under the brand name of All Storage for $1.5 billion. These facilities generated revenues of $79.2 million, NOI of $48.4 million (including Direct NOI of $51.2 million), and average square footage occupancy of 79.4% for 2022.
During the three months ended December 31, 2022, we opened three newly developed facilities and completed various expansion projects (0.5 million net rentable square feet – 0.2 million in Florida, and 0.1 million each in New Jersey, Maryland, and

Michigan) costing $101.2 million. During 2022, we opened eight newly developed facilities and completed various expansion projects (1.4 million net rentable square feet – 0.4 million in Florida, 0.2 million each in Michigan and Minnesota, 0.1 million each in Illinois, Kentucky, Maryland, New Jersey, and Texas, and 0.1 million in various other states combined) costing $227.2 million. At December 31, 2022, we had various facilities in development (2.1 million net rentable square feet) estimated to cost $492.3 million and various expansion projects (2.5 million net rentable square feet) estimated to cost $487.3 million. Our aggregate 4.6 million net rentable square foot pipeline of development and expansion facilities includes 1.7 million in California, 0.6 million in Texas, 0.4 million in Maryland, 0.3 million each in Florida and Hawaii, 0.2 million each in New Jersey and Washington, and 0.9 million in other states. The remaining $606.6 million of development costs for these projects is expected to be incurred primarily in the next 18 to 24 months.
On July 20, 2022, we sold our entire equity investment in PSB upon the closing of the merger of PSB with affiliates of Blackstone Real Estate. We received a total of $2.7 billion of cash proceeds and recognized a gain of $2.1 billion. In connection with the sale of our equity investment in PSB, on August 4, 2022, we paid a special cash dividend of $13.15 per common share, totaling approximately $2.3 billion.
As previously announced, our Board of Trustees declared a 50% increase in the Company’s regular common quarterly dividend from $2.00 to $3.00 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on March 30, 2023 to shareholders of record as of March 15, 2023.
Outlook for the Year Ending December 31, 2023
Set forth below are our current expectations with respect to full year 2023 Core FFO per share and certain underlying assumptions, excluding the impact of the proposed acquisition of Life Storage. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2023 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2023 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods. Our expectations on self-storage operations reflect the following updated 2023 Same Store and Non-Same Store pools for properties we owned at December 31, 2022: (i) 2,348 Same Store Facilities (155.5 million net rentable square feet) that we have owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2021, which generated NOI of $2,517.3 million in 2022 and (ii) 521 Non-Same Store Facilities (48.7 million net rentable square feet) that were not stabilized with respect to occupancy, revenues, or cost of operations since January 1, 2021 or that we did not own as of January 1, 2021, which generated NOI of $448.5 million in 2022.

	Guidance Ranges for 2023
	Low	High
	($ amounts in thousands, except per share data)
Same Store:
Revenue growth	2.50%	5.00%
Expense growth	4.75%	6.75%
Net operating income growth	1.20%	5.10%

Acquisitions	$750,000
Development openings	$375,000
Non-Same Store net operating income	$510,000	$530,000
Ancillary net operating income	$169,000	$174,000
General and administrative expense	$100,000	$106,000
Interest expense	$177,000
Preferred dividends	$195,000
Capital expenditures	$450,000

Core FFO per share	$16.10	$16.80
Core FFO per share growth from 2022 Core FFO per share	1.1%	5.5%
Core FFO per share growth from 2022 Core FFO per share, excluding the impact of PS Business Parks, Inc.	3.3%	7.8%

Incremental Non-Same Store NOI to stabilization (2024 and beyond)	$80,000

Leadership Announcements
We are today announcing the following leadership developments:
Appointment of Executive Officer
David Lee, our Chief Operating Officer, has been appointed as an executive officer of Public Storage to serve as our principal operating officer, effective immediately. Mr. Lee joined us in November 2021 following nearly 20 years in roles of increasing responsibility with The UPS Store.
Shurgard Self Storage Limited (“Shurgard”)
Effective with Shurgard’s Annual General Meeting of Shareholders to be held on May 10, 2023, Shurgard will reduce the size of its board of directors from eleven to nine directors, and we and the New York State Common Retirement Fund (“NYCRF”) have agreed to each designate one director to serve on Shurgard’s board of directors, instead of two designees each as provided for by agreement among us, NYCRF, and Shurgard.
In connection therewith, Ronald L. Havner, Jr. and Daniel C. Staton, who currently serve as Chairman of and a director on Shurgard’s board of directors, respectively, and as our representatives on Shurgard’s board, will not stand for re-election. Mr. Havner will become Chairman Emeritus and serve in a non-voting, advisory role through which Shurgard will continue to be able to draw upon Mr. Havner’s extensive leadership experience and company and industry knowledge. Tom Boyle, our Chief Financial Officer and Chief Investment Officer, will be our proposed designee for election at Shurgard’s annual meeting.
Fourth Quarter Conference Call
A conference call is scheduled for February 22, 2023 at 9:00 a.m. (PST) to discuss the fourth quarter earnings results.  The domestic dial-in number is (800) 274-8461, and the international dial-in number is (203) 518-9708 (conference ID number for either domestic or international is PSAQ422). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through March 1, 2023 by calling (800) 934-3638 (domestic), (402) 220-1150 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At December 31, 2022, we had: (i) interests in 2,869 self-storage facilities located in 40 states with approximately 204 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 266 self-storage facilities located in seven Western European nations with approximately 15 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-K for the year ended December 31, 2022, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2023 outlook and all underlying assumptions, our proposal to acquire Life Storage, our expected acquisition, disposition, development, and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, expectations regarding the impacts from inflation and a potential future recession, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates, and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K that will be filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2023 and in our other filings with the SEC. These include changes in demand for our facilities, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, our ability to consummate acquisition transactions, including our proposed acquisition of Life Storage, and to realize the intended benefits of such transactions, adverse economic effects from the COVID-19 Pandemic, international military conflicts, or similar events impacting public health and/or economic activity, increases in the costs of our primary customer acquisition channels, adverse impacts to us and our customers from inflation, unfavorable foreign currency rate fluctuations, changes in federal or state tax laws related to the taxation of REITs, security breaches, including ransomware, or a failure of our networks, systems, or technology. These forward looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events, or circumstances after the date of these forward looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Revenues:
Self-storage facilities	$1,028,353	$869,716	$3,946,028	$3,203,566
Ancillary operations	60,189	54,600	236,135	212,258
	1,088,542	924,316	4,182,163	3,415,824

Expenses:
Self-storage cost of operations	241,256	220,331	980,209	852,030
Ancillary cost of operations	18,401	16,524	72,698	68,568
Depreciation and amortization	226,538	205,289	888,146	713,428
General and administrative	33,341	22,258	114,742	101,254
Interest expense	36,141	29,794	136,319	90,774
	555,677	494,196	2,192,114	1,826,054

Other increases (decreases) to net income:
Interest and other income	14,173	2,985	40,567	12,306
Equity in earnings of unconsolidated real estate entities	6,852	150,711	106,981	232,093
Foreign currency exchange gain (loss)	(138,956)	38,203	98,314	111,787
Gain on sale of real estate	—	—	1,503	13,683
Gain on sale of equity investment in PS Business Parks, Inc.	—	—	2,128,860	—
Net income	414,934	622,019	4,366,274	1,959,639
Allocation to noncontrolling interests	(2,574)	(2,309)	(17,127)	(6,376)
Net income allocable to Public Storage shareholders	412,360	619,710	4,349,147	1,953,263
Allocation of net income to:
Preferred shareholders – distributions	(48,674)	(48,079)	(194,390)	(186,579)
Preferred shareholders – redemptions	—	(11,925)	—	(28,914)
Restricted share units	(1,064)	(1,648)	(12,469)	(5,326)
Net income allocable to common shareholders	$362,622	$558,058	$4,142,288	$1,732,444

Per common share:
Net income per common share – Basic	$2.07	$3.19	$23.64	$9.91
Net income per common share – Diluted	$2.06	$3.17	$23.50	$9.87
Weighted average common shares – Basic	175,345	175,071	175,257	174,858
Weighted average common shares – Diluted	176,144	176,079	176,280	175,568

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
ASSETS	(Unaudited)

Cash and equivalents	$775,253	$734,599
Real estate facilities, at cost:
Land	5,273,073	5,134,060
Buildings	18,946,053	17,673,773
	24,219,126	22,807,833
Accumulated depreciation	(8,554,155)	(7,773,308)
	15,664,971	15,034,525
Construction in process	372,992	272,471
	16,037,963	15,306,996

Investments in unconsolidated real estate entities	275,752	828,763
Goodwill and other intangible assets, net	232,517	302,894
Other assets	230,822	207,656
Total assets	$17,552,307	$17,380,908

LIABILITIES AND EQUITY

Notes payable	$6,870,826	$7,475,279
Accrued and other liabilities	514,680	482,091
Total liabilities	7,385,506	7,957,370

Redeemable noncontrolling interests	—	68,249

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (164,000 at December 31, 2021) at liquidation preference	4,350,000	4,100,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,265,668 shares issued and outstanding (175,134,455 shares at December 31, 2021)	17,527	17,513
Paid-in capital	5,896,423	5,821,667
Accumulated deficit	(110,231)	(550,416)
Accumulated other comprehensive loss	(80,317)	(53,587)
Total Public Storage shareholders’ equity	10,073,402	9,335,177
Noncontrolling interests	93,399	20,112
Total equity	10,166,801	9,355,289
Total liabilities, redeemable noncontrolling interests and equity	$17,552,307	$17,380,908

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution
(Unaudited – amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
FFO allocable to common shares	$595,116	$646,315	$2,900,815	$2,345,835
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	8,268	9,549	39,876	46,796
Foreign currency exchange (gain) loss	138,956	(38,203)	(98,314)	(111,787)
Impact of preferred share redemption charges, including equity investment share	—	14,615	—	31,604
Less: Capital expenditures to maintain real estate facilities	(123,063)	(106,559)	(452,316)	(284,200)
FAD (a)	$619,277	$525,717	$2,390,061	$2,028,248

Distributions paid to common shareholders:
Regular	$350,256	$349,940	$1,400,998	$1,398,206
Special (b)	—	—	2,302,414	—
Total distributions paid to common shareholders	$350,256	$349,940	$3,703,412	$1,398,206
Distribution payout ratio	56.6%	66.6%	155.0%	68.9%
Distribution payout ratio (on regular dividends only) (c)	56.6%	66.6%	58.6%	68.9%
Distributions per common share:
Regular	$2.00	$2.00	$8.00	$8.00
Special (b)	$—	$—	$13.15	$—
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.
(b)A special dividend of $13.15 per common share was paid on August 4, 2022, in connection with the gain on sale of our equity investment in PSB on July 20, 2022.
(c)Supplemental payout ratio, excluding the impact of the special dividend, which was due to the gain on sale of our equity investment in PSB. This supplemental measure is presented to portray regular dividends, because FAD excludes the gain on sale of our equity investment in PSB.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Self-storage revenues for:
Same Store Facilities	$818,922	$724,502	$3,175,207	$2,765,263
Acquired facilities	112,034	66,862	402,892	161,364
Newly developed and expanded facilities	71,908	56,561	269,245	197,058
Other non-same store facilities	25,489	21,791	98,684	79,881
Self-storage revenues	1,028,353	869,716	3,946,028	3,203,566

Self-storage cost of operations for:
Same Store Facilities	181,408	174,193	738,491	698,629
Acquired facilities	33,962	22,228	135,911	57,921
Newly developed and expanded facilities	19,480	17,319	79,466	70,029
Other non-same store facilities	6,406	6,591	26,341	25,451
Self-storage cost of operations	241,256	220,331	980,209	852,030

Self-storage NOI for:
Same Store Facilities	637,514	550,309	2,436,716	2,066,634
Acquired facilities	78,072	44,634	266,981	103,443
Newly developed and expanded facilities	52,428	39,242	189,779	127,029
Other non-same store facilities	19,083	15,200	72,343	54,430
Self-storage NOI (a)	787,097	649,385	2,965,819	2,351,536
Ancillary revenues	60,189	54,600	236,135	212,258
Ancillary cost of operations	(18,401)	(16,524)	(72,698)	(68,568)
Depreciation and amortization	(226,538)	(205,289)	(888,146)	(713,428)
General and administrative expense	(33,341)	(22,258)	(114,742)	(101,254)
Interest and other income	14,173	2,985	40,567	12,306
Interest expense	(36,141)	(29,794)	(136,319)	(90,774)
Equity in earnings of unconsolidated real estate entities	6,852	150,711	106,981	232,093
Gain on sale of real estate	—	—	1,503	13,683
Gain on sale of equity investment in PS Business Parks, Inc.	—	—	2,128,860	—
Foreign currency exchange gain (loss)	(138,956)	38,203	98,314	111,787
Net income on our income statement	$414,934	$622,019	$4,366,274	$1,959,639

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.